Exhibit 10.3

FORM OF EMPLOYEE STOCK OPTION AGREEMENT

THE MACERICH COMPANY
EMPLOYEE STOCK OPTION AGREEMENT
2003 EQUITY INCENTIVE PLAN

Optionee:
Award Date:
Exercise Price per Share(1):
Number of Shares(1):
Expiration Date(2):
NQSO or ISO(1):
Vesting Schedule(1),(2):	[33 1/3% of the shares on each anniversary of the Award Date, beginning [first anniversary] and ending [third anniversary]

THIS AGREEMENT is among THE MACERICH COMPANY, a Maryland corporation (the “Corporation”), THE MACERICH PARTNERSHIP, L.P., a Delaware limited partnership (the “Operating Partnership”), and is granted pursuant to and subject to The Macerich Company 2003 Equity Incentive Plan (the “Plan”).  Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned by the Plan.

If the Corporation has designated the Option as an ISO above, the Corporation intends that the Option will be treated as an Incentive Stock Option within the meaning of Section 422 of the Code (an “ISO”) to the maximum extent permissible under all of the ISO rules and restrictions.  Any shares acquired upon exercise of the Option without compliance with all applicable ISO rules will be treated as acquired upon exercise of a Nonqualified Stock Option (a “NQSO”).  If the Corporation has designated the Option as a NQSO above, the Company intends that the Option will be treated in its entirety as a NQSO and not as an ISO.

WHEREAS, pursuant to the Plan, the Corporation has granted to the Optionee with reference to services rendered and to be rendered to the Company, effective as of the Award Date, an Option upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered prior to exercise by the Optionee and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

(1) Subject to adjustment under Section 6.2 of the Plan.

(2) Subject to early termination if the Optionee’s employment terminates or in certain other circumstances.  See Sections 4 through 9 of this Agreement and Sections 1.6, 2.6, 6.2, 6.3 and 6.4 of the Plan for exceptions and additional details regarding possible adjustments, acceleration of vesting and/or early termination of the Option.

1.               Exercisability of Option.  The Option shall vest and become exercisable during its term in percentage installments of the aggregate number of shares of Common Stock of the Corporation in accordance with the Vesting Schedule as set forth above and with and subject to the applicable provisions of the Plan and this Agreement.  The Option may be exercised only to the extent the Option is exercisable and vested, and, subject to Section 1.8 of the Plan, during the Optionee’s lifetime, only by the Optionee.  In no event may the Optionee exercise the Option after the Expiration Date as provided above.

(a)          Cumulative Exercisability.  To the extent the Optionee does not at the time of a particular exercise purchase all the shares that the Optionee may then exercise, the Optionee has the right cumulatively thereafter to purchase any of such shares not so purchased until the Option terminates or expires.

(b)         No Fractional Shares; Minimum Exercise.  Fractional share interests shall be disregarded, but may be cumulated.  No fewer than 100 shares may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

2.               Exercise of Option.  To the extent vested and exercisable, the Option may be exercised by the delivery to the Corporation of a written exercise notice stating the number of shares to be purchased pursuant to the Option accompanied by payment of the aggregate Exercise Price of the shares to be purchased and the payment or provision for any applicable employment or other taxes or withholding for taxes thereon.  Subject to Section 6.4 of the Plan, the Option shall be deemed to be exercised upon receipt and approval by the Corporation of such written exercise notice accompanied by the aggregate Exercise Price and any other payments so required, as permitted pursuant to Section 3.

3.               Method of Payment of Option. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a)          in cash or by electronic funds transfer, or by check payable to the order of the Corporation, in the full amount of the purchase price of the shares and the amount (if any) required to satisfy any applicable withholding taxes; or

(b)         by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sales proceeds necessary to pay the aggregate Exercise Price, subject to compliance with applicable law and cashless exercise procedures approved by the Corporation; or

(c)          by delivery of shares of Common Stock that have been held by the Optionee for at least six months, in accordance with Section 2.2(b) of the Plan, subject to compliance with applicable law.

Other payment methods may be permitted only if expressly authorized by the Committee with respect to the Option or all options under and consistent with the terms of the Plan.

4.               Continuance of Employment Required.  The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment and rights and benefits under this Agreement.  Partial service, even if substantial, during any vesting period will not entitle the Optionee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service as provided in Section 5 or 8 below or under the Plan.

5.               Effect of Termination of Employment on Exercise Period.  If the Optionee’s employment by either the Corporation or any subsidiary terminates, the Option and all other rights and benefits under this Agreement terminate, except that the Optionee may, at any time within the applicable period below after the Severance Date, exercise the Option to the extent the Option was exercisable on the Severance Date and has not otherwise expired or terminated:

(a)          If the Optionee’s employment terminates for any reason other than Total Disability or death, Retirement or for Cause, the Optionee shall have three months after the Severance Date to exercise the Option to the extent the Option was exercisable on the Severance Date.

(b)         If the Optionee’s employment terminates as a result of Total Disability or death, the Optionee (or the Optionee’s Personal Representative or Beneficiary, as the case may be) shall have 12 months after the Severance Date to exercise the Option to the extent the Option was exercisable on the Severance Date.

(c)          If the Optionee’s employment terminates as a result of Retirement, the Optionee (or the Optionee’s Personal Representative or Beneficiary, as the case may be) shall have 12 months after the Severance Date to exercise the Option to the extent the Option was exercisable on the Severance Date (provided that, with respect to an ISO, after three months the Option will no longer be exercisable as an ISO) to the extent the Option was exercisable on the Severance Date.

Notwithstanding the foregoing exercise periods after the Severance Date, to the extent the Option was otherwise an ISO, the Option will qualify as an ISO only if it is exercised within the applicable exercise periods for ISOs and meets all other requirements of the Code for ISOs; and, in the case of a Total Disability that is not a permanent and total disability within the meaning of Section 22(e)(3) of the Code, only if the Option is exercised within three months of the Severance Date.  If the Option is not exercised within the applicable exercise periods or does not meet such other requirements, the Option will be rendered a NQSO.  If the Optionee’s employment terminates for Cause, the Option shall terminate as of the Severance Date.

6.               Qualified Termination Upon or Following Change in Control Event.

If the Optionee upon or not later than 12 months following a Change in Control Event has a Qualified Termination (as defined in Section 7.1(gg) of the Plan) or terminates his or her employment for Good Reason, then any portion of the Option that has not previously vested shall thereupon vest, subject to the provisions of Sections 6.2(a), 6.2(e), 6.4 and 6.5 of the Plan and Sections 8 and 12 of this Agreement; provided, however, that in no event shall the Option become exercisable earlier than six months after the Award Date.  As used in this Agreement, the term “Good Reason” means a termination of employment by the Optionee for any one or more of the following reasons, to the extent not remedied by the Company within a reasonable period of time after receipt by the Company of written notice from the Optionee specifying in reasonable detail such occurrence, without the Optionee’s written consent thereto: (1) an adverse and significant change in the Optionee’s position, duties, responsibilities or status with the Company;  (2) a change in the Optionee’s principal office location to a location farther away from the Optionee’s home which is more than 30 miles from the Optionee’s principal office; (3) the taking of any action by the Company to eliminate benefit plans without providing substitutes therefor, to materially reduce benefits thereunder or to substantially diminish the aggregate value of the incentive awards or other fringe benefits; provided that if neither a surviving entity nor its parent following a Change in Control Event is a publicly-held company, the failure to provide stock-based benefits shall not be deemed Good Reason if benefits of comparable value using recognized valuation methodology are substituted therefor; and provided further that a reduction or elimination in the aggregate of not more than 10% in aggregate benefits in connection with across the board reductions or modifications affecting persons similarly situated of comparable rank in the Company or a combined organization shall not constitute Good Reason; (4) any reduction in the Optionee’s Base Salary; or (5) any material breach by the Company of any written employment or management continuity agreement with the Optionee.  For purposes of the definition of “Good Reason,” the term “Base Salary” means the annual base rate of compensation payable as salary to the Optionee by the Company as of the Optionee’s date of termination, before deductions or voluntary deferrals authorized by the Optionee or required by law to be withheld from the Optionee by the Company, and salary excludes all other extra pay such as overtime, pensions, severance payments, bonuses, stock incentives, living or other allowances, and other benefits and perquisites.

7.               Adjustments Upon Specified Events.  As provided in Section 6.2 of the Plan, upon the occurrence of certain events relating to or affecting the Corporation’s stock contemplated by Section 6.2 of the Plan, the Committee shall, in such manner, to such extent (if any) and at such times as it deems appropriate and equitable in the circumstances, make adjustments in the number, amount and type of shares (or other securities or property) subject to the Option, the Exercise Price and the securities deliverable upon exercise of the Option (or any combination thereof) or provide for a cash payment or the assumption, substitution or exchange of the Option or the shares or other securities subject to the Option, based upon the distribution or consideration payable to stockholders generally.  All rights of the Optionee hereunder are subject to such adjustments and other provisions of the Plan.

8.               Possible Early Termination of Award.  As permitted by Section 6.2(b) of the Plan, and without limiting the authority of the Committee under other provisions of Section 6.2 of the Plan or Section 6 of this Agreement, the Committee retains the right to terminate the Option, to the extent it has not vested, upon a dissolution of the Corporation or a reorganization event or transaction in which the Corporation does not survive (or does not survive as a public company in respect of its outstanding common stock).  This Section 8 is not intended to prevent future vesting (including provision for future vesting) if the Option (or a substituted award) remains outstanding following a Change in Control Event.

9.               Change in Subsidiary’s Status; Leaves of Absence.  If the Optionee is employed only by an entity that ceases to be a subsidiary, this event is deemed for purposes of this Agreement to be a termination of the Optionee’s employment by the Company other than a termination for Cause, Total Disability, Retirement or death of the Optionee.  Absence from work caused by military service, authorized sick leave or other leave approved in writing by the Company or the Committee shall not be considered a termination of employment by the Company for purposes of Section 5 only if reemployment upon the expiration of such leave is required by contract or law, or such leave is for a period of not more than 90 days.

10.         Additional Provisions Applicable to ISOs.

(a)          ISO Value Limit.  If the aggregate fair market value of the shares with respect to which ISOs (whether granted under the Option or otherwise) first become exercisable by the Participant in any calendar year exceeds $100,000, as measured on the applicable award dates, the limitations of Section 2.3 of the Plan shall apply and to such extent the Option will be rendered a NQSO.

(b)         Notice of Sale.  The Participant agrees to notify the Corporation of any sale or other disposition of any shares if such sale or disposition of any shares occurs within two years after the Award Date or within one year after the date of exercise of any Option intended as an ISO.

(c)          Transferability.  In accordance with Section 1.8 of the Plan and the Code, an ISO is not transferable by the Optionee other than by will or the laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.

(d)         Tax Withholding.  If any portion of the Option is rendered a NQSO in accordance with the terms hereof or applicable law, the Participant shall pay or make provision for the payment of any applicable withholding and employment taxes upon exercise of the Option.

11.         Limitation on Exercise of Option.  The Optionee will not be entitled to receive Common Stock upon exercise of the Option to the extent that it will cause the Optionee to Beneficially or Constructively Own Equity Shares in excess of the Ownership Limit.  If the Optionee exercises any portion of this Option which upon delivery of the Common Stock would cause the Optionee to Beneficially or Constructively Own Equity Shares in excess of the Ownership Limit, the Corporation has the right to deliver to the Optionee, in lieu of Common Stock, a check or cash in the amount equal to the Fair Market Value of the Common Stock otherwise deliverable on the date of exercise (minus any amounts withheld pursuant to Section 6.5 of the Plan).

12.         Limitations on Acceleration and Reduction in Benefits in Event of Tax Limitations.

(a)          Limitation on Acceleration.  Notwithstanding anything contained herein or in the Plan or any other agreement to the contrary, in no event shall the vesting of the Option be accelerated pursuant to Section 6.3 of the Plan or Section 6 hereof to the extent that the Corporation would be denied a federal income tax deduction for such vesting because of Section 280G of the Code and, in such circumstances, the Option will continue to vest in accordance with and subject to the other provisions hereof.

(b)         Reduction in Benefits.  If the Optionee would be entitled to benefits, payments or coverage hereunder and under any other plan, program or agreement which would constitute “parachute payments,” then notwithstanding any other provision hereof or of any other existing agreement to the contrary, the Optionee may by written notice to the Secretary of the Corporation designate the order in which such “parachute payments” shall be reduced or modified so that the Company is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code.

(c)          Determination of Limitations.  The term “parachute payments” shall have the meaning set forth in and be determined in accordance with Section 280G of the Code and regulations issued thereunder.  All determinations required by this Section 12, including without limitation the determination of whether any benefit, payment or coverage would constitute a parachute payment, the calculation of the value of any parachute payment and the determination of the extent to which any parachute payment would be nondeductible for federal income tax purposes because of Section 280G of the Code, shall be made by an independent accounting firm (other than the Corporation’s outside auditing firm) having nationally recognized expertise in such matters selected by the Committee.  Any such determination by such accounting firm shall be binding on the Corporation, its Subsidiaries and the Optionee.

13.         Optionee not a Stockholder.  Neither the Optionee nor any other person entitled to exercise the Option shall have any of the rights or privileges of a stockholder of the Corporation as to any shares of Common Stock until the issuance and delivery to him or her of a certificate evidencing the shares registered in his or her name.  No adjustment will be made for dividends or other rights as a stockholder as to which the record date is prior to such date of delivery.

14.         No Guarantee of Continued Service .  Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Company, affects the Optionee’s status as an employee at will who is subject to termination without cause, confers upon the Optionee any right to remain employed by the Company, interferes in any way with the right of the Company at any time to terminate such employment, or affects the right of the Company to increase or decrease the Optionee’s other compensation or benefits.  Nothing in this Section 14, however, is intended to adversely affect any independent contractual right of the Optionee without his or her consent thereto.  Employment for any period of time (including a substantial period of time) after the Award Date will not entitle the Optionee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment if the express conditions to vesting pursuant to Section 1 or 6 have not been satisfied.

15.         Non-Transferability of Option.  The Option and any other rights of the Optionee under this Agreement or the Plan are nontransferable except as provided in Section 1.8 of the Plan.

16.         Notices.  Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office located at 401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401, to the attention of the Corporate Secretary and to the Optionee at the address given beneath the Optionee’s signature hereto, or at such other address as either party may hereafter designate in writing to the other.

17.         Effect of Award Agreement.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Corporation, except to the extent the Committee determines otherwise.

18.         Entire Agreement; Governing Law.  The Plan is incorporated herein by reference.  [Subject to Section 20 below,] The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee.  The constructive interpretation, performance and enforcement of this Agreement and the Option shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Maryland.

19.         Plan.  The Option and all rights of the Optionee with respect thereto are subject to, and the Optionee agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by reference, to the extent such provisions are applicable to Awards granted to Eligible Persons.  The Optionee acknowledges receipt of a copy of the Plan, which is made a part hereof by this reference, and agrees to be bound by the terms thereof.  Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in the Optionee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee specifically so conferred by appropriate action of the Committee under the Plan after the date hereof.

20.         [  Other Agreements.  If any provision of this Agreement is inconsistent with any provision of the Management Continuity Agreement dated as of [  March 15, 2002  ] between the Corporation and Participant and as it may be amended from time-to-time (the “MCA”), the provisions of the MCA shall control.  ]  [  This provision and the introductory clause of the second sentence of Section 18 is to be included only in agreements with Optionees subject to the MCA.  ]

THE MACERICH COMPANY,	AGREED AND ACKNOWLEDGED:
a Maryland corporation

By:
Its:	(Optionee’s Signature)

(City, State, Zip Code)

(Address)

CONSENT OF SPOUSE

In consideration of the execution of the foregoing Employee Stock Option Agreement by the Corporation, I, the spouse of the employee named above, join with my spouse in executing this Agreement and agree to be bound by all of the terms and provisions of this Agreement and of the Plan.

Date:
Signature of Spouse